Registration No. 333-_____      As filed with the Commission on January 21, 2003

                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549


                                    FORM S-8
                             REGISTRATION STATEMENT
                                      UNDER
                           THE SECURITIES ACT OF 1933


                           Sound Federal Bancorp, Inc.
             (Exact Name of Registrant as Specified in its Charter)

       Delaware                                           (Applied for)
(State of Incorporation)                       (IRS Employer Identification No.)

                              300 Mamaroneck Avenue
                           Mamaroneck, New York 10543
              (Address of Principal Executive Offices and Zip Code)



                  Sound Federal Bancorp 1999 Stock Option Plan
            Sound Federal Bancorp 1999 Recognition and Retention Plan
                            (Full Title of the Plans)

              Copies to:
         Richard P. McStravick                      Alan Schick, Esquire
 President and Chief Executive Officer       Luse Gorman Pomerenk & Schick, P.C.
      Sound Federal Bancorp, Inc.                A Professional Corporation
         300 Mamaroneck Avenue                  5335 Wisconsin Ave., NW, #400
Mamaroneck, New York 10543                         Washington, D.C.  20015
            (914) 698-6400                             (202) 274-2000
     (Name, Address and Telephone
      Number of Agent for Service)



         If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933 check the following box.
X

                         CALCULATION OF REGISTRATION FEE

====================================================================================================================
                                                  Proposed Maximum       Proposed Maximum
 Title of Securities        Amount to be         Offering Price Per     Aggregate Offering         Amount of
   to be Registered        Registered (1)              Share                  Price             Registration Fee
--------------------------------------------------------------------------------------------------------------------
  Common Stock, par
     value $0.01         552,615 shares (2)          $3.298(3)              $1,822,524                 $168
      per share
--------------------------------------------------------------------------------------------------------------------
  Common Stock, par
     value $0.01          40,424 shares (4)          $11.10(5)               $448,707                  $41
      per share
--------------------------------------------------------------------------------------------------------------------
        Total              593,039 shares                                   $2,271,231                 $209
====================================================================================================================

-------------
(1) Together with an indeterminate number of additional shares which may be necessary to adjust the number of shares reserved for issuance pursuant to the Sound Federal Bancorp 1999 Stock Option Plan (the " Stock Option Plan"), and the Sound Federal Bancorp 1999 Recognition and Retention Plan (the "Recognition and Retention Plan") as the result of a stock split, stock dividend or similar adjustment of the outstanding Common Stock of Sound Federal Bancorp, Inc. pursuant to 17 C.F.R. ss. 230.416(a).
(2) Represents the number of shares currently reserved for issuance for options granted pursuant to the Stock Option Plan.
(3) Determined by the exercise price of options pursuant to 17 C.F.R. ss.230.457(h)(1).
(4) Represents the number of shares (i) awarded but not yet vested or (ii) available for award pursuant to the Recognition and Retention Plan.
(5) Determined by reference to the fair market value of the common stock on January 16, 2003, pursuant to 17 C.F.R. ss.230.457(c).

                            -------------------------

         This Registration Statement shall become effective upon filing in accordance with Section 8(a) of the Securities Act of 1933 and 17 C.F.R. ss. 230.462.

PART I.

Items 1 and 2. Plan  Information  and Registrant  Information  and Employee Plan
               Annual Information

         The documents containing the information specified in Part I of Form S-8 have been or will be sent or given to participants in the Stock Option Plan and the Recognition and Retention Plan (collectively the "Plans") as specified by Rule 428(b)(1) promulgated by the Securities and Exchange Commission (the "Commission") under the Securities Act of 1933, as amended (the "Securities Act").

         Such documents are not being filed with the Commission, but constitute (along with the documents incorporated by reference into this Registration Statement pursuant to Item 3 of Part II hereof) a prospectus that meets the requirements of Section 10(a) of the Securities Act.

PART II.

Item 3.  Incorporation of Documents by Reference

         The following documents previously or concurrently filed by Sound Federal Bancorp, Inc. (the "Company") or Sound Federal Bancorp with the Commission are hereby incorporated by reference in this Registration Statement:

(a) Sound Federal Bancorp's Annual Report on Form 10-K for the year ended March 31, 2002 (File No. 0-24811) filed pursuant to Rule 13a-1 of the Securities Exchange Act of 1934, as amended (the "Exchange Act");

(b) all other reports filed by Sound Federal Bancorp pursuant to Section 13(a) or 15(d) of the Exchange Act since the end of the year covered by the Annual Report referred to above;

(c) Sound Federal Bancorp's definitive Proxy Statement for its Special Meeting of Stockholders held on October 14, 1999;

(d) the description of the common stock, par value $0.01 per share, of the Company contained in the Company's Registration Statement on Form S-1 (File No. 333-99767) originally filed with the Commission on September 19, 2002 and all amendments or reports filed for the purpose of updating such description.

         All documents subsequently filed by the Company with the Commission pursuant to Sections 13(a), 13(c), 14, or 15(d) of the Exchange Act, after the date hereof, and prior to the filing of a post-effective amendment which indicates that all securities offered hereby have been sold or which deregisters all securities then remaining unsold, shall be deemed incorporated by reference into this Registration Statement and to be a part thereof from the date of the filing of such documents. Any statement contained in the documents incorporated, or deemed to be incorporated, by reference herein or therein shall be deemed to be modified or superseded for purposes of this Registration Statement and the prospectus to the extent that a statement contained herein or therein or in any other subsequently filed document which also is, or is deemed to be, incorporated by reference herein or therein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement and the prospectus.

         The Company shall furnish without charge to each person to whom the prospectus is delivered, on the written or oral request of such person, a copy of any or all of the documents incorporated by reference, other than exhibits to such documents (unless such exhibits are specifically incorporated by reference to the information that is incorporated). Requests should be directed to Anthony
J. Fabiano, Senior Vice President, Chief Financial Officer and Secretary, Sound Federal Bancorp, Inc., 300 Mamaroneck Avenue, Mamaroneck, New York 10543-2647, telephone number (914) 698-6400.

         All information appearing in this Registration Statement and the prospectus is qualified in its entirety by the detailed information, including financial statements, appearing in the documents incorporated herein or therein by reference.

Item 4.  Description of Securities

         Not applicable.

Item 5.  Interests of Named Experts and Counsel

         None.

Item 6.  Indemnification of Directors and Officers

         Article TENTH of the Certificate of Incorporation of Sound Federal Bancorp, Inc. (the "Corporation") sets forth circumstances under which directors, officers, employees and agents of the Corporation may be insured or indemnified against liability which they incur in their capacities as such:

         TENTH:

         A. Each person who was or is made a party or is threatened to be made a party to or is otherwise involved in any action, suit or proceeding, whether civil, criminal, administrative or investigative (hereinafter a "proceeding"), by reason of the fact that he or she is or was a Director or an Officer of the Corporation or is or was serving at the request of the Corporation as a Director, Officer, employee or agent of another corporation or of a partnership, joint venture, trust or other enterprise, including service with respect to an employee benefit plan (hereinafter an "indemnitee"), whether the basis of such proceeding is alleged action in an official capacity as a Director, Officer, employee or agent or in any other capacity while serving as a Director, Officer, employee or agent, shall be indemnified and held harmless by the Corporation to the fullest extent authorized by the Delaware General Corporation Law, as the same exists or may hereafter be amended (but, in the case of any such amendment, only to the extent that such amendment permits the Corporation to provide broader indemnification rights than such law permitted the Corporation to provide prior to such amendment), against all expense, liability and loss (including attorneys' fees, judgments, fines, ERISA excise taxes or penalties and amounts paid in settlement) reasonably incurred or suffered by such indemnitee in connection therewith; provided, however, that, except as provided in Section C hereof with respect to proceedings to enforce rights to indemnification, the Corporation shall indemnify any such indemnitee in connection with a proceeding (or part thereof) initiated by such indemnitee only if such proceeding (or part thereof) was authorized by the Board of Directors of the Corporation.

         B. The right to indemnification conferred in Section A of this Article TENTH shall include the right to be paid by the Corporation the expenses incurred in defending any such proceeding in advance of its final disposition (hereinafter an "advancement of expenses"); provided, however, that, if the Delaware General Corporation Law requires, an advancement of expenses incurred by an indemnitee in his or her capacity as a Director or Officer (and not in any other capacity in which service was or is rendered by such indemnitee, including, without limitation, service to an employee benefit plan) shall be made only upon delivery to the Corporation of an undertaking (hereinafter an "undertaking"), by or on behalf of such indemnitee, to repay all amounts so advanced if it shall ultimately be determined by final judicial decision from which there is no further right to appeal (hereinafter a "final adjudication") that such indemnitee is not entitled to be indemnified for such expenses under this Section or otherwise. The rights to indemnification and to the advancement of expenses conferred in Sections A and B of this Article TENTH shall be contract rights and such rights shall continue as to an indemnitee who has ceased to be a Director, Officer, employee or agent and shall inure to the benefit of the indemnitee's heirs, executors and administrators.

         C. If a claim under Section A or B of this Article TENTH is not paid in full by the Corporation within sixty days after a written claim has been received by the Corporation, except in the case of a claim for an advancement of expenses, in which case the applicable period shall be twenty days, the indemnitee may at any time thereafter bring suit against the Corporation to recover the unpaid amount of the claim. If successful in whole or in part in any such suit, or in a suit brought by the Corporation to recover an advancement of expenses pursuant to the terms of an undertaking, the indemnitee shall be entitled to be paid also the expense of prosecuting or defending such suit. In
(i) any suit brought by the indemnitee to enforce a right to indemnification hereunder (but not in a suit brought by the indemnitee to enforce a right to an advancement of expenses) it shall be a defense that, and (ii) in any suit by the Corporation to recover an advancement of expenses pursuant to the terms of an undertaking the Corporation shall be entitled to recover such expenses upon a final adjudication that, the indemnitee has not met any applicable standard for indemnification set forth in the Delaware General Corporation Law. Neither the failure of the Corporation (including its Board of Directors, independent legal counsel, or its stockholders) to have made a determination prior to the commencement of such suit that indemnification of the indemnitee is proper in the circumstances because the indemnitee has met the applicable standard of conduct set forth in the Delaware General Corporation Law, nor an actual determination by the Corporation (including its Board of Directors, independent legal counsel, or its stockholders) that the indemnitee has not met such applicable standard of conduct, shall create a presumption that the indemnitee has not met the applicable standard of conduct or, in the case of such a suit brought by the indemnitee, be a defense to such suit. In any suit brought by the indemnitee to enforce a right to indemnification or to an advancement of expenses hereunder, or by the Corporation to recover an advancement of expenses pursuant to the terms of an undertaking, the burden of proving that the indemnitee is not entitled to be indemnified, or to such advancement of expenses, under this Article TENTH or otherwise shall be on the Corporation.

         D. The rights to indemnification and to the advancement of expenses conferred in this Article TENTH shall not be exclusive of any other right which any person may have or hereafter acquire under any statute, the Corporation's Certificate of Incorporation, Bylaws, agreement, vote of stockholders or disinterested Directors or otherwise.

         E. The Corporation may maintain insurance, at its expense, to protect itself and any Director, Officer, employee or agent of the Corporation or another corporation, partnership, joint venture, trust or other enterprise against any expense, liability or loss, whether or not the Corporation would have the power to indemnify such person against such expense, liability or loss under the Delaware General Corporation Law.

         F. The Corporation may, to the extent authorized from time to time by the Board of Directors, grant rights to indemnification and to the advancement of expenses to any employee or agent of the Corporation to the fullest extent of the provisions of this Article TENTH with respect to the indemnification and advancement of expenses of Directors and Officers of the Corporation.

Item 7.  Exemption From Registration Claimed

         Not applicable.

Item 8.  List of Exhibits
                                                Reference to Prior Filing or
Regulation S-K                                       Document Exhibit No.
Exhibit Number                                         Attached Hereto
--------------                                   ------------------------------


     5           Opinion of Luse Gorman                  Attached as Exhibit 5
                 Pomerenk & Schick, P.C.


   10.1          Sound Federal Bancorp 1999
                 Stock Option Plan                             **

    10.2         Sound Federal Bancorp 1999
                 Recognition and Retention Plan                **

   23.1          Consent of Luse Gorman Pomerenk        Contained in Exhibit 5
                 & Schick, P.C.

   23.2          Consent of KPMG LLP                   Attached as Exhibit 23.2

    24           Power of Attorney                   Contained on Signature Page
----------------------------
** Filed as exhibits to Sound Federal Bancorp's Proxy Statement relating to Sound Federal Bancorp's October 14, 1999 special meeting of stockholders, filed with the Commission on September 13, 1999 (File No. 0-24811), which is incorporated herein by reference.

Item 9.  Undertakings

 The undersigned Registrant hereby undertakes:

          1. To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement to include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement;

          2. That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof;

          3. To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the Stock Option Plan and the Recognition and Retention Plan;

          4. That, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant's annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof; and

          5. Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                                  EXHIBIT INDEX


Exhibit Number    Description

    5             Opinion of Luse Gorman Pomerenk & Schick, P.C.
                  as to the legality of the Common Stock registered hereby.

    23.1          Consent of Luse Gorman Pomerenk & Schick, P.C.
                  (contained in the opinion included as Exhibit 5)

    23.2          Consent of KPMG  LLP

                                   SIGNATURES

     The Registrant. Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Mamaroneck, State of New York, on this 17th day of January, 2003.

                                          Sound Federal Bancorp, Inc.


                                    By:   /s/ Richard P. McStravick
                                          --------------------------------------
                                          Richard P. McStravick
                                          President and Chief Executive Officer
                                          (Duly Authorized Representative)

                                POWER OF ATTORNEY

         We, the undersigned directors and officers of Sound Federal Bancorp, Inc. (the "Company") hereby severally constitute and appoint Richard P. McStravick as our true and lawful attorney and agent, to do any and all things in our names in the capacities indicated below which said Richard P. McStravick may deem necessary or advisable to enable the Company to comply with the Securities Act of 1933, and any rules, regulations and requirements of the Securities and Exchange Commission, in connection with the registration statement on Form S-8, including specifically, but not limited to, power and authority to sign for us in our names in the capacities indicated below the registration statement and any and all amendments (including post-effective amendments) thereto; and we hereby approve, ratify and confirm all that said Richard P. McStravick shall do or cause to be done by virtue thereof.

         Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the date indicated.

        Signatures                          Title                      Date

/s/ Richard P. McStravick
--------------------------    President, Chief Executive        January 17, 2003
Richard P. McStravick         Officer and Director (Principal
                              Executive Officer)

/s/ Anthony J. Fabiano
--------------------------    Senior Vice President and Chief   January 17, 2003
Anthony J. Fabiano            Financial Officer
                              (Principal Financial and
                              Accounting Officer)

/s/ Bruno J. Gioffre
--------------------------    Chairman                          January 17, 2003
Bruno J. Gioffre


/s/ Joseph Dinolfo
--------------------------    Director                          January 17, 2003
Joseph Dinolfo


/s/ Donald H. Heithaus
--------------------------    Director                          January 17, 2003
Donald H. Heithaus


/s/ Joseph A. Lanza
--------------------------    Director                          January 17, 2003
Joseph A. Lanza


/s/ Eldorus Maynard
--------------------------    Director                          January 17, 2003
Eldorus Maynard


/s/ James Staudt
--------------------------    Director                          January 17, 2003
James Staudt


/s/ Samuel T. Telerico
--------------------------    Director                          January 17, 2003
Samuel T. Telerico

                                    EXHIBIT 5

                 OPINION OF LUSE GORMAN POMERENK & SCHICK, P.C.

               [LETTERHEAD OF LUSE GORMAN POMERENK & SCHICK, P.C.]




January 20, 2003

Board of Directors
Sound Federal Bancorp, Inc.
300 Mamaroneck Avenue
Mamaroneck, New York 10543

         Re:      Sound Federal Bancorp, Inc.
                  Registration Statement on Form S-8

Ladies and Gentlemen:

         You have requested the opinion of this firm as to certain matters in connection with the issuance of Sound Federal Bancorp, Inc. (the "Company") common stock, par value $0.01 per share (the "Common Stock"), pursuant to the Sound Federal Bancorp 1999 Stock Option Plan and the Sound Federal Bancorp 1999 Recognition and Retention Plan (the "Plans"). We have reviewed the Company's Certificate of Incorporation, Registration Statement on Form S-8 (the "Form S-8"), as well as applicable statutes and regulations governing the Company and the offer and sale of the Common Stock.

         Based on the foregoing, we are of the following opinion:

         Upon the effectiveness of the Form S-8, the Common Stock, when issued in connection with the exercise of options granted pursuant to the Plans, will be legally issued, fully paid and non-assessable.

         This opinion has been prepared solely for the use of the Company in connection with the preparation and filing of the Form S-8, and should not be used for any other purpose or relied upon by any other person without the prior written consent of this firm. We hereby consent to the use of this opinion in the Form S-8.
                                         Very truly yours,

                                         /s/ Luse Gorman Pomerenk & Schick, P.C.

                                         Luse Gorman Pomerenk & Schick, P.C.

                                  EXHIBIT 23.2

                               CONSENT OF KPMG LLP

                                                                    EXHIBIT 23.2


                        Independent Accountants' Consent


The Board of Directors
Sound Federal Bancorp, Inc.:


We consent to incorporation by reference in the Registration Statement on Form S-8 of Sound Federal Bancorp, Inc. filed with respect to the Sound Federal Bancorp 1999 Stock Option Plan and the Sound Federal Bancorp 1999 Recognition and Retention Plan, of our report dated April 30, 2002 (except for Note 1, which is as of June 13, 2002) on the consolidated balance sheets of Sound Federal Bancorp and subsidiary as of March 31, 2002 and 2001, and the related consolidated statements of income, changes in stockholders' equity, and cash flows for each of the years in the three-year period ended March 31, 2002, which report appears in the March 31, 2002 Annual Report on Form 10-K of Sound Federal Bancorp and refers to a change in accounting for goodwill.

/s/KPMG LLP

New York, New York
January 14, 2003